Exhibit 10.7

iFlight Technology Company Limited

and

ASK Idea (Hong Kong) Limited

DEALERSHIP AGREEMENT

Dated as of 20[●]/01/01

TABLE OF CONTENTS

1 DEFINITIONS	1
2 GENERAL RELATIONSHIP BETWEEN PARTIES	3
2.1 APPOINTMENT OF DEALER	3
2.2 ADVISORY RESPONSIBILITIES	3
3 PURCHASE OF PRODUCTS	3
3.1 ORDER PROCEDURE	3
3.2 CANCELLATION OF ORDERS	4
3.3 MINIMUM INVENTORY REQUIREMENT	4
3.4 PURCHASE PRICE	4
3.5 PAYMENT	4
3.6 TRADE TERMS	7
3.7 TARIFF CLASSIFICATION	8
3.8 PACKING	9
3.9 DELIVERY, TITLE, AND RISK OF LOSS	9
3.10 INSPECTION AND ACCEPTANCE	9
3.11 VALIDITY OF THE CREDIT NOTE	10
4 MARKETING AND SALES OF PRODUCTS	10
4.1 MARKETING AND ONLINE SALES	10
4.2 SALES OF PRODUCTS	10
4.3 SUBDEALER	11
4.4 SALES AND PROMOTIONS IN FREE AREA	12
4.5 SALES RESTRICTIONS	12
4.6 INSURANCE	12
5 EXPORT CONTROLS	12
5.1 EXPORT CONTROL LAWS	12
5.2 COMPLIANCE	13
5.3 VIOLATIONS	13
6 RECORDKEEPING AND DATA TRANSMISSION	13
6.1 RECORDKEEPING	13
6.2 DATA TRANSMISSION	13
6.3 COMPLIANCE	13
7 AFTER-SALE SERVICES	14
7.1 PRODUCTS SOLD TO END-USERS	14
7.2 PRODUCTS SOLD TO SUBDEALERS	15
7.3 SPARE PARTS	16
7.4 AFTER-SALE POLICIES AND STATUTORY OBLIGATIONS	16
7.5 AFTER-SALES SERVICE OF DJI DOCK	16
8 PROMOTING AND TRAINING THE DEALER	16
8.1 PROMOTING THE DEALER	16
8.2 TRAINING THE DEALER	17
9 INTELLECTUAL PROPERTY	17
9.1 OWNERSHIP	17
9.2 TRADEMARK LICENSE GRANT	17
9.3 PROHIBITED ACTS	17

i

10 REPRESENTATIONS AND WARRANTIES	18
10.1 PRODUCT WARRANTY	18
10.2 DEALER’S REPRESENTATIONS AND WARRANTIES	18
10.3 COMPANY’S REPRESENTATIONS AND WARRANTIES	18
11 LIABILITY, INDEMNIFICATION AND FORCE MAJEURE	18
11.1 LIABILITY FOR BREACH OF AGREEMENT	18
11.2 MATERIAL BREACH	19
11.3 LIMITATION OF LIABILITY	19
11.4 INDEMNIFICATION	19
11.5 FORCE MAJEURE	20
12 AMENDMENT OF THE AGREEMENT	20
12.1 AMENDMENT BY THE COMPANY	20
12.2 AMENDMENT BY THE DEALER	20
13 TERM AND TERMINATION	20
13.1 TERM	20
13.2 TERMINATION	21
13.3 EFFECTS OF TERMINATION	21
14 GOVERNING LAW AND DISPUTE RESOLUTION	21
14.1 GOVERNING LAW	21
14.2 DISPUTE RESOLUTION	21
15 MISCELLANEOUS	22
15.1 CONFIDENTIAL INFORMATION	22
15.2 EQUITABLE REMEDIES	22
15.3 INTERPRETATION	22
15.4 ASSIGNMENT	22
15.5 WAIVER	23
15.6 SEVERABILITY	23
15.7 RELATIONSHIP	23
15.8 EFFECTIVE AND COUNTERPARTS	23
15.9 NOTICE	23
15.10 APPLICATION OF AGREEMENT	24
15.11 ENTIRE AGREEMENT	24
SCHEDULE A: PRODUCTS FOR RESALE	25
SCHEDULE B: COMMITMENT ON COMPLIANCE	26
SCHEDULE C: TERMS OF AFTER-SALES SERVICES OF DJI DOCK	27

ii

DEALERSHIP AGREEMENT

This Dealership Agreement (the “Agreement”) is made and entered into

BETWEEN:	iFlight Technology Company Limited (the“Company”), a company registered in Hong Kong having its principal place of business at: Units 915-916, 9/Building 16W, Science Park West Avenue, Phase Three, Hong Kong Science Park, Pak Shek Kok, N.T.

AND:	ASK Idea (Hong Kong) Limited (the “Dealer” ), a company registered in Hong Kong, having its principal place of business at: Rm 721, Block 1, Floor 7, Cyberport 100.

Respectively as a “Party”, and collectively as the “Parties”.

WHEREAS, the Company manufactures and sells the products in Schedule A, the “Products”, and the Dealer wishes to become an authorized dealer of the Company, purchase the Products, and distribute them in the Territory. NOW THEREFORE, the Parties agree as follows:

1 DEFINITIONS

Capitalized terms used have the meanings set forth in this Section 1 unless the context requires otherwise.

“Affiliate” means any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with a person or entity.

“After-sale Service” means all refund, replacement, or repair services for the Products within or beyond the warranty period.

“Business Day” means a day other than a Saturday, Sunday or bank or other public holiday of the People’s Republic of China.

“Commercial Invoice” or “CI” means an itemized statement issued by the Company that is used for reconciliation and indicates money owed for Products shipped to the Dealer, price, and payment terms.

“Control” means the power to direct the management or decisions of a person or entity whether through (a) the ownership of voting stock, including the direct or indirect ownership of 50% or more of the shares carrying the right to vote; or (b) the ability to appoint a majority of the board of directors or equivalent management body of such person or entity; or (c) any other means.

“Credit Note” or “CN” means a document issued by the Company to the Dealer that can be applied to offset balance due owed by the Dealer to the Company.

“Customer” means an End-User or a Subdealer.

“Effective Date” means 20[●]-01-01.

“End-User” means the final purchaser or lessee who has acquired a Product for its own use and not for resale.

“Free Area” means an area where the Company has not appointed any exclusive dealer of the Products.

“Intellectual Property Rights” means all intellectual property rights related to the Company’s products, research and development documents, product manuals, user’s manuals, packaging designs, including all patents, patent applications, unfiled innovations, designs, expressions, models, trademarks, service marks, logos or other commercial designations, copyright and related rights, trade, business, product and domain names, database rights, and any other similar rights. The unfiled innovations include but are not limited to computer software, program codes, flow charts, logic diagrams, circuit schematics, PCB boards, and the design documents thereof, integrated circuits and the design documents thereof.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement entered into by the Parties with the Company’s Contract No. [●].

“Pending Replacement Case” means any case where an End-User files a request for Product replacement due to alleged product quality issues.

“Proof of Delivery” or “POD” means a receipt signed by the Dealer or the Dealer’s designated person confirming the delivery of shipment.

“Pro forma Invoice” or “PI” means a document titled “Ro forma Invoice” issued by the Company upon confirmation of the Dealer’s purchase order, stating the payment term, items, quantity, price, total amount, discount if applicable and the Company’s bank account.

“Schedule” means schedules attached to this Agreement.

“Subdealer” means any distributor appointed by the Dealer within the Territory for reselling the Products.

“Section” means a section of this Agreement.

“Term” means the period of time that commences on the Effective Date and ends on the Termination Date.

“Termination Date” means the earlier of (a) 20[●]-12-31 and (b) the date of termination according to Section 13(Term and Termination).

“Territory” means the following geographic area: Hong Kong, China.

2 GENERAL RELATIONSHIP BETWEEN PARTIES

2.1	APPOINTMENT OF DEALER

The Company hereby appoints the Dealer, and the Dealer accepts the appointment, to be a non-exclusive dealer of the Products to Customers within the Territory during the Term in accordance with this Agreement.

2.2	ADVISORY RESPONSIBILITIES

2.2.1	The Company will serve as an advisory role to the Dealer on resale, promotions, services, and distribution of the Products within the Territory, and may provide reasonable improvement suggestions on such matters.

2.2.2	The Dealer will serve as an advisory role to the Company on services, quality control, and marketing and promotions of the Products, and may provide reasonable improvement suggestions on such matters.

3 PURCHASE OF PRODUCTS

3.1	ORDER PROCEDURE

3.1.1	Order Placement. The Dealer must state the name and quantity of Products in a purchase order in written form (the “Purchase Order”). The Company has the right to consider the proposed delivery date and the Company’s inventory level, and determine the delivery date or delivery period. Any variations made to the provisions of this Agreement in any Purchase Order are void and have no effect.

3.1.2	Acceptance of Purchase Order. The Company may, in its sole discretion, accept or reject any part of or the entire Purchase Order. A Pro forma Invoice will be automatically generated once a Purchase Order is submitted and can be downloaded by the Dealer. If there is any conflict between the Purchase Order and the Pro forma Invoice, the Pro forma Invoice should prevail. For Prepayment orders, the Purchase Order will be considered to be accepted when the full payment has been made and the Company has applied such payment to the corresponding order. For Purchase Orders under Payment Terms other than Prepayment, such Purchase Order will be considered to be accepted upon submission.

The Dealer should check its email or dealer portal in timely manner, and notify the Company of any incorrect information provided by the Company via email or on the dealer portal within two (2) Business Days upon receipt of such notice. Without timely written notice of the Dealer, such information should be deemed accepted by the Dealer and the Company shall not assume any responsibility for any loss, liability, damage or consequence resulted from the incorrect information.

3.1.4	Changes in Design or Construction. The Company reserves the right in its sole discretion to change the design or manufacture of the Products described in the Pro forma Invoices, provided that the Products as changed meet the performance specifications, if any.

3.2	CANCELLATION OF ORDERS

3.2.1	Modification of Orders. Either Party is entitled to modify or cancel a Purchase Order before such Purchase Order is accepted by the Company in accordance with this Agreement.

3.2.2	Company’s Cancellation. The Company may, without incurring any liability, cancel any Purchase Order accepted by the Company, in whole or in part, if the Products are in short supply, the Company discontinues its sale of Products or if the Company determines the Dealer violates its payment obligations or materially breaches this Agreement.

3.2.3	Dealer’s Cancellation. Unless approved by the Company in writing, the Dealer may not cancel any Purchase Order that has been accepted by the Company. If the Company approves the Dealer’s proposed cancellation, the Dealer must be responsible for all expenses and costs incurred by the Company related to the cancellation.

3.3	MINIMUM INVENTORY REQUIREMENT

The Dealer must purchase and maintain at all times adequate inventory of each Product and at least one of each model for the purpose of demonstration and training.

3.4	PURCHASE PRICE

3.4.1	Tax Excluded. The Dealer will pay all customs, duties, tariffs, fees, fines, assessments, and taxes of any kind imposed on the Products, including but not limited to, sales and use taxes, value-added taxes, ad valorem taxes, and any other taxes or fees assessable by any jurisdiction whatsoever(collectively, the “Taxes”). The Company may charge the Dealer any Taxes that the Company is legally obligated to charge unless the Dealer provides the Company with an exemption certificate or equivalent information that is acceptable to the relevant taxing authority.

3.4.2	Expenses and Fees Excluded. The price set forth in Pro forma Invoice, otherwise expressly stipulated by the Parties, does not include delivery, insurance, or any other fees or charges, which must be borne by the Dealer.

3.4.3	Price Changes. The Company reserves the right, in its sole discretion, to determine and change prices and discounts applicable to the Products. The Company must give written notice to the Dealer of any price change prior to the effective date of the price change. All orders confirmed by the Company in writing prior to that effective date are not subject to the price changes.

3.5	PAYMENT

3.5.1	Payment Start Date. Except for prepayment, the start date (the “Payment Start Date”) used to count and determine the payment due date for every transaction is:

☐ CI Date: the date specified by the Company in CI.

☐ EX-Works Date: the date specified on the transportation files of freight carriers.

☐ POD Date: the date when the Dealer or the Dealer’s designated person signs the POD.

3.5.2	Payment Schedule. Unless otherwise agreed by both Parties in the Purchase Order, the payment term designated for every transaction (the “Payment Term”) is as follows. The Company reserves the right, in its sole discretion, to decide whether or not to authorize any Payment Term to the Dealer.

√Prepayment Payment is made prior to the shipment of the Products and within three Business Days of the Dealer’s receipt of the Pro forma Invoice issued by the Company.

☐ %Prepayment ( )% Days

The Dealer must make a prepayment equals to % of the total value of the order confirmed by the Company. The prepayment amount applies to each shipment proportionally if the order is fulfilled by multiple shipments. The remaining payment is due in days after the Payment Start Date of a shipment.

☐ NET Days Payment is due in days after the Payment Start Date.
☐ DP—NET Days Payment is due in days after the Payment Start Date or due on the date of vessel arrival at the destination port, whichever is earlier. The Dealer must settle the payment and other due/overdue balance (if any) before the Company releases the bills of lading and the Dealer can take delivery of the Products. If the Dealer fails or refuses to pay, the Company has the right to recover the Products and resell them.

□ D/P— %Prepayment( )%-Days

The Dealer must make a prepayment equals to %of the total value of the order confirmed by the Company. The prepayment amount applies to each shipment proportionally if the order is fulfilled by multiple shipments. The remaining payment is due in days after the Payment Start Date of a shipment or due on the date of vessel arrival at the destination port, whichever is earlier. The Dealer must settle the remaining payment and other due/overdue balance (if any) before the Company releases the bills of lading and the Dealer can take delivery of the Products. If the Dealer fails or refuses to pay, the Company has the right to recover the Products and resell them.

☐ Other(please specify)

3.5.3	Payment Method. Payment must be made in the currency of USD by telegraphic transfer to a bank account stated in the Pro forma Invoice.

3.5.4	Application of Payment

3.5.4.1	Specify the PI or CI Numbers. The Dealer must specify PI or CI numbers in all payments made to the Company. The Company will apply the payments to invoices according to the CI or PI specified.

3.5.4.2	No Write-off. The Dealer must make all payments on time, and may not write off or deduct the amount unless agreed by the Company in writing. If there is any dispute between the Parties, the Dealer is still obliged to make full payments and may not withhold any disputed amount. After the Parties settle the dispute, if the Company or other third party is liable for the disputed amount, the liable party must refund or pay the Dealer the amount promptly.

3.5.5	Statement of Account

3.5.5.1	The Company may provide a statement of account that states any unpaid invoices, disputed amount, or Credit Notes issued and outstanding.

3.5.5.2	The Dealer must confirm the statement of account by email or inquiry about the statement of account within ten Business Days(the “Reply Period”) after receiving the statement of account. Otherwise, the Dealer is deemed to have accepted the statement of account when the Reply Period expired.

3.5.6	Late Payment

3.5.6.1	If any payment is due on a Saturday, Sunday, or a national holiday, it is deemed to be paid on the next Business Day. The Company is entitled to deduct any due payment from the Dealer’s account, including but not limited to deposit, account payable, paid payment for other orders, Credit Notes, if the Dealer fails to make the payment within 30 calendar days upon the due date.

3.5.6.2	If the Dealer fails to make any payment on the due date, the Company has the right to charge the Dealer an interest rate of 0.05% on the overdue amount per day or the maximum interest rate permitted by applicable laws if the maximum interest rate is lower than 0.05% per day. In addition, the Dealer is liable for all costs, incurred by the Company, including but not limited to court fees, arbitration fees, and reasonable attorney’s fees, arising out of collecting the amounts due.

3.5.6.3	The Company reserves the right to change the Payment Term with written notices.

3.5.7	Security Interest

3.5.7.1	Until all payments are made in full for all accounts receivable to which the Company is entitled, to secure the Dealer’s prompt payment, the Dealer grants the Company a first-priority purchase-money security interest in all Products purchased under this Agreement.

3.5.7.2	The Company may file a financing statement for the security interest and the Dealer must execute any document necessary to perfect the Company’s security interest in the Products. The Dealer also appoints the Company as its attorney in fact to file any document as is necessary to perfect the security interest.

3.6	TRADE TERMS

3.6.1	The Designated Trade Term. Unless otherwise agreed by both Parties in writing prior to the transaction, the trade term designated for every transaction (the “Trade Term”) is:

☐ EXW [Place] + Incoterms⑧2020
√FCA [Hong Kong] + Incoterms⑧2020
☐ CIP [Place] + Incoterms⑧2020
☐ Other (please specify) [Trade Term] [Place] + Incoterms⑧2020

3.6.2	Two or More Trade Terms. If two or more Trade Terms are selected, the Company has the right to determine which Trade Term applies in each shipment and may notify the Dealer prior to the shipment.

3.6.3	Modifications. If the default rules, terms or conditions of the Trade Term conflict with the following modifications, the following modifications prevail. All other rules, terms and conditions specified by the Trade Term remain unchanged.

3.6.3.1	If the Trade Term is EXW, the Dealer is responsible for both export and import customs clearance and fees incurred. The Dealer must not make any modification to the documents provided by the Company without the Company’s written consent. The Dealer must notify the Company at least 2 days prior to the delivery date of the Products, and both Parties may negotiate and confirm a delivery date. In no event shall the Dealer submit an export declaration in the name of the Company.

3.6.3.2	If the Trade Term is an F-group term and the Dealer chooses express delivery services, the risk passes to the Dealer when the Company delivers the Products to the first carrier. The Dealer must be responsible for import clearance and fees incurred, and the cost of the express delivery services.

3.6.3.3	If the Trade Term is EXW or an F-group term, the Dealer confirms that although the Company may assist the Dealer in preparing the necessary documents, the Company will not bear any liability related to the preparing of documents or of the transportation, including but not limited to the liabilities for freight losses, damages, any spontaneous combustion of dangerous goods, fines, taxes and clearance fees. The Dealer must ensure the Products that will be exported are completely identical to the respective export-related documents provided by the Company.

3.6.3.4	In the event that the Trade Term FCA Hong Kong is adopted, it is the Dealer’s responsibility to arrange for cargo manifest declaration and export customs declaration with Hong Kong Customs, either in the name of the freight forwarder engaged or by itself. By no means should the Dealer use the title of the Company or any of its affiliates for performing the cargo manifest declaration and export customs declaration. The Dealer is obliged to provide the supporting documents such as airway bills and/or bills of lading and the customs declaration forms to the Company within 14 days upon shipment departure date, showing that the abovementioned duty and responsibility is duly performed. The Dealer agrees to indemnify and hold the Company from and against all the losses, penalties and damages arising from any breach of this section and non-compliance of the custom declaration and export control regulations under FCA Hong Kong. The Company reserves the right to stop the use office Hong Kong Trade Term.

3.6.3.5	If the Trade Term is FOB, the Dealer should ensure that its forwarder provides all shipping order or other shipping documents required to the Company upon request of the Company. The Company only undertakes the responsibility to apply for export Customs declaration and maritime export process in China mainland, and pay for the fees for such application and the trucking fee. The Dealer understands and agrees that the Company will not be liable for any delay, expense or loss of the Dealer incurred because of reasons beyond the Company’s control, including but not limited to review or inspection by the Customs. The Dealer should ensure that its forwarder performs the aforementioned obligations in accordance with the Company’s requirements. In the event that any additional or unexpected cost, expense or fee incurred because of the Dealer’s forwarder’s failure to perform any of the aforementioned obligations in accordance with the Company’s requirements, the Dealer should bear such costs, expenses or fees.

Notwithstanding anything to the contrary regarding the common understanding of FOB, except for the fees that the Company expressly agrees to pay in this Agreement, the Dealer should pay for any costs, fees or expenses that should be paid by a seller under FOB, including but not limited to any costs, fees or expenses related to terminal, handling, demurrage or detention, for any and all shipments that apply FOB under this Agreement.

3.6.3.6	If the Trade Term is a C-group term, the Company has the right to designate the carrier. If the Company chooses express delivery services, the Dealer confirms that although the delivery address shown in the PI, CI and other documents is the delivery address in the destination country, the transfer of risks and allocation of responsibilities and cost between Parties will follow the trade terms stipulated in the PI and defined in this Agreement. If the Company chooses delivery methods other than express delivery services, the Dealer agrees and confirms that the Company may deliver the Products to the Dealer at a nearby airport or port instead of the delivery address stipulated in the Pathe risk passes to the Dealer when the Company delivers the Products to the carrier. The Company should be responsible for the export clearance and fees incurred and the cost of the express delivery services. The Dealer should be responsible for import clearance and fees incurred.

3.7	TARIFF CLASSIFICATION

The Company will provide the Dealer with HS tariff codes for customs clearance. If the Dealer has any queries on the tariff classification, the Dealer must consult with the Company first. Subject to consent and designation by both Parties, the Company or the Dealer may apply for a binding customs ruling or similar classification procedure from the Customs. The Dealer acknowledges that any breach of the foregoing obligations may impede the Customs ‘interpretation of the functions and features of the Products, which may in turn adversely affect the ultimate tariff classification decision by the Customs, resulting in likely additional duty costs, import licensing requirements and extra customs clearance processes for the Company and other Dealers of the Company.

3.8	PACKING

The Company must, at its expense, pack all Products in accordance with the Company’s standard packing procedure, which must be suitable for transporting the Products to the Territory.

3.9	DELIVERY, TITLE, AND RISK OF LOSS

3.9.1	If the Trade Term is EXW, a C-group term, or DDP, the title to the Products passes to the Dealer when the Company places the Products at the disposal of the Dealer at the named port, place, or point in the Trade Term.

3.9.2	If the Trade Term is an F-group term, the title to the Products passes to the Dealer when the Products are loaded on the carrier designated by the Dealer.

3.9.3	D/P. If the Parties agree on documents against payment(D/P) as the Payment Term, the title to the Products passes to the Dealer when the Dealer receives the documents of title.

3.9.4	Retention of Title. Notwithstanding any provision to the contrary, until all payments are made in full for all accounts receivable to which the Company is entitled, the Products remain the property of the Company.

3.9.5	Uncontrollable Delivery Delay. In any case, the Company is not responsible for any damages for the delivery delay caused by the limitation of the Company’s production capacity or freight ability, any third party, or a Force Majeure Event as defined in Section 11.5(Force Majeure).

3.10	INSPECTION AND ACCEPTANCE

3.10.1	Inspection. Promptly upon the receipt of the Products by the Dealer or by the carrier designated by the Dealer (together, the “Recipient”),the Recipient must examine the Products to determine whether any item is missing, defective or damaged.

3.10.2	Documentation of Non-conformity. When the Recipient receives the Products, the Recipient must notify the Company in writing of any shortages, defects, or damages of the Products(together, the “Non-conformity”)on the POD, sign the POD, and provide such POD to the Company’s carrier at the time of the delivery. If the Recipient does not state such Non-conformity on the POD, the Dealer is deemed to accept the quantities, packages, and appearances of the Products.

3.10.3	Refuse to Sign. If the Recipient does not sign the POD, the Company’s carrier is entitled to refuse to deliver such Products. The Dealer must indemnify and hold the Company harmless from any losses or damages incurred, including but not limited to, expenses for return shipments and storage of the Products.

3.10.4	Notification of Non-conformity. Within twenty-four (24) hours of receipt of the Products, the Dealer must notify the Company in writing of the details of the Non-conformity that the Dealer indicated on the POD. In the event that a Non-conformity claim or a claim related to the transport or storage of the Products raised by the Dealer exceeds 2,500 USD, the Dealer must cooperate with a third-party research company designated by the Company or the Company’s insurance company to investigate the claim.

3.11	VALIDITY OF THE CREDIT NOTE

3.11.1	Only Credit Notes sent by the Company via email with the address of [●] or published through the dealer portal of the Company (i.e. The PRM) are valid. Credit Notes sent by other email address are invalid. The Company also reserves the right to disapprove any verbal or written promises regarding CN made by the Company’s staff.

3.11.2	The Dealer must submit the required proofs and documents within the period stated in the Company’s announcements, otherwise, the Company can refuse to issue the CN.

3.11.3	The Company will clarify CN requirements in official announcements by email or through the dealer portal on the Company’s website.

4 MARKETING AND SALES OF PRODUCTS

4.1	MARKETING AND ONLINE SALES

4.1.1	Use of Best Efforts. The Dealer must use its best efforts and at its own expense to market, advertise, promote, demonstrate, and sell the Products in the Territory. The Dealer may promote or market the Products in its official online shop over the internet provided that the Dealer achieves the offline sales amount (in value or volume)based on mutual agreement with the Company.

4.1.2	Notification of Events. The Dealer must notify the Company of any proposed promotional events or any online sales of the Products.

4.1.3	Information Accuracy. The Dealer must ensure that the information on its websites is accurate and up-to-date, and in compliance with the Company’s then-current minimum standards for the use of websites.

4.2	SALES OF PRODUCTS

4.2.1	Original Packaging. The Dealer must market and sell Products in the form and packaging as delivered by the Company to the Dealer unless instructed otherwise by the Company.

4.2.2	Capable Customers. The Dealer must only sell Products to Customers who have the necessary understanding and knowledge about the proper method to use the Products, including their obligations under applicable laws and regulations. The product sold by the Company to Dealer may be adjusted according to specific customer requirements. The Company does not authorize, permit, or otherwise allow (expressly or impliedly) Dealer to sell the adjusted product to customers without necessary qualification under the related policies, laws and regulations. The Dealer is liable for any loss arising out of the sale to any Customer who the Dealer knows or reasonably should know is incapable of using or unqualified to use the Products.

4.2.3	Instructions. The Dealer must, at its expense, deliver one copy of the Company’s current, applicable operation and maintenance manual to each End-User at the time of sales and, at that time, the Dealer must, at its expense, fully explain and demonstrate to the End-User the proper method of operating and maintaining the Products.

4.2.4	Sales and Service Office. The Dealer must, at its expense, maintain at least one sales and service office in the Territory, staffed with experienced personnel, and provide prompt and satisfactory technical support to Customers, which must be adequate under applicable laws.

4.2.5	Integration Solution. In the case of providing integration solutions that may include or involve the sale of the Products (the “Integration Solution”) for Customers, the Dealer reserves the right, in its sole discretion, on the determination of the price of such Integration Solutions. However, the Dealer shall inform the Company of such pricing.

4.3	SUBDEALER

4.3.1	Appointment. If the Dealer intends to appoint a Subdealer within the Territory, the Dealer must submit to the Company a copy of the Subdealer’s business registration record and other information required by the Company. Upon the completion of every authorization to a Subdealer, the Dealer shall submit an updated list of Subdealers. Any resale of Products by entities who purchase from the Dealer and are not specified in latest list of Subdealers submitted by the Dealer is deemed as unauthorized sale. Subdealer may only use the Company’s Trademark after obtaining written license directly from the Company.

4.3.2	Terms and Conditions. The Dealer is free to negotiate and enter into any terms and conditions with the Subdealer, provided that (1) it does not exceed its authorities and rights under this Agreement when granting such terms and conditions; (2) comply with any applicable laws, regulations and DJI’s compliance requirements, including but not limited to export control laws and privacy law; (3) do not infringe any right of the Company or any third Party; and (4) the Dealer shall remain responsible to the Company for the compliance of each its Subdealer with the obligations under this Agreement.

4.3.3	Resale Monitoring. The Dealer must monitor the Subdealer’s resale of the Products, instruct the Subdealer to comply with the Company’s policy and guidelines, and report to the Company if requested.

4.3.4	Indemnity. The Dealer agrees to indemnify, defend, and hold the Company harmless from and against any loss, damage, claim or demand whatsoever arising out of the distribution of the Products.

4.4	SALES AND PROMOTIONS IN FREE AREA

4.4.1	The Dealer may sell and promote Products in a Free Area, provided that the Dealer submits a written notice to the Company at least three days prior to any sale or promotion activities in the Free Area.

4.4.2	The Dealer must cease sales, promotion activities, or representing itself as an authorized dealer in a Free Area when the Company appoints an exclusive dealer in the Free Area.

4.4.3	The Company reserves the right, in its sole discretion, to authorize new exclusive or non-exclusive dealers in a Free Area.

4.5	SALES RESTRICTIONS

4.5.1	The Dealer must not supply Products to following individuals, entities, and organizations who:

a)	have been involved in or are suspected to be involved in terrorism activities or activities of a similar nature; or

b)	have infringed or intend to, or are suspected to infringe the Intellectual Property Rights or any other rights of the Company.

4.5.2	The Dealer is liable for any damages, including indirect, consequential, and incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of the Dealer’s resale of Products in violation of this Section.

4.6	INSURANCE

During the Term and for 12 months thereafter, the Dealer must, at its own expense, maintain, with a reputable insurance company, a commercial general liability (including product liability) insurance and any legally required insurance. Upon the Company’s request, the Dealer must provide satisfactory proof of such insurance.

5 EXPORT CONTROLS

5.1	EXPORT CONTROL LAWS

“Export Control Laws” means all U.S. and non-U.S. laws and regulations relating to (1) sanctions and embargoes or (2) the export or re-export of commodities, technologies or services, including but not limited to the laws administered by the Escoffier of Foreign Assets Control, the Seaport Administration Regulations (15 C.F.R.730 et seq.), the Regulation (EU) 2021/821, the Export Control Law of the PRC, the Measures for the Administration on Import and Export License of the PRC, and the Defence and Strategic Goods List of Australia.

5.2	COMPLIANCE

The Dealer must comply with applicable Export Control Laws and additional export compliance requirements as communicated to the Dealer in writing by the Company.

5.3	VIOLATIONS

If the Dealer violates this “Export Controls” Section, the Company is entitled to terminate this Agreement immediately, and the Dealer must indemnify, defend, and hold harmless the Company, its directors, officers, employees, agents, representatives, and Affiliates, from and against any and all claims, demands, suits, causes of action, expenses (including reasonable attorneys ‘fees), damages, losses or liabilities of any nature whatsoever, arising from, or allegedly arising from or related to, the Dealer’s violations.

6 RECORDKEEPING AND DATA TRANSMISSION

6.1	RECORDKEEPING

The Dealer must, at its expense, maintain complete and accurate books of account and records with regard to its activities under this Agreement, including but not limited to, weekly reports of inventory, marketing, maintenance and sales of the Products and spare parts including names of Customers, quantities, prices, and Products models of each transaction (all together, the “Data”). The Company reserves the right to audit and inspect the Dealer’s offices, warehouses, and data systems to ensure the accuracy of the Data.

6.2	DATA TRANSMISSION

6.2.1	The Dealer must take technical measures to realize Data transmission to the Company. If the Data is stored locally, the plugin component will be installed in the computer or server with the ERP. If the Data is stored in a cloud server, the Dealer must provide the Company access to the cloud server.

6.2.2	In the event that the Dealer is not able to realize real-time data transmission, the Dealer must provide the Data weekly in a form approved by the Company.

6.2.3	The Dealer represents and warrants that all Data, information, documents, or materials in any form are true, complete and accurate.

6.3	COMPLIANCE

Notwithstanding the foregoing, the Dealer must at all times comply with all applicable privacy and data protection laws, and must not infringe any right of any third party. If the Dealer’s transmission of the Data to the Company will violate the laws or infringe the rights of a third party, the Dealer must notify the Company in writing prior to such transmission, and indemnify and hold harmless the Company if the Dealer violates this Section.

7 AFTER-SALE SERVICES

7.1	PRODUCTS SOLD TO END-USERS

7.1.1	With respect to the Products sold by the Dealer to an End-User, the Dealer must provide refund and replacement services to the End-User according to the after-sale policy specified on the Company’s official website or local laws. Subject to the Company’s policy, such refund or replacement is limited only to the following scenarios:

a)	where the refund or replacement request is filed within 7 calendar days of receipt of the Product by the End-User or a certain period stipulated by local laws (whichever is longer) provided that the Product which to be refunded or replaced is in proper condition for reselling. The Dealer must be solely responsible for the refund and replacement requests under this scenario, and the Company will not provide compensations in any kind to the Dealer; and

b)	where the End-User unilaterally alleges that the Product has quality issues and files a refund or replacement request (refund or replacement request filed within 7 calendar days of receipt of the Product, and replacement request filed within 15 calendar days of receipt of the Product),the Company has the right in its sole discretion to decide whether it must be liable for the case and whether the refund or replacement request may be accepted according to its after-sale policies. The Company will inform the Dealer of its decision and the Dealer must cooperate and implement such decision in full and on time.

c)	The Dealer acknowledges and agrees that the Company is entitled to amend such after-sale policies at its sole discretion.

7.1.2	The Dealer is obliged to conduct non-disassembled level troubleshooting and usage guidance within the scope of its capabilities. Except for the above-mentioned refund and replacement services, and except for the non-disassembled level troubleshooting and usage guidance, the Dealer will not provide any repair service regarding the Products sold to the End-User, unless the Dealer has obtained the permission of the Company or the Parties have signed a relevant after-sales service authorization agreement.

7.1.3	In the event that the Dealer provides such repair service for the End-User without the permission of the Company, the Company will not be liable for the Products repaired by the Dealer, nor will the Company be obliged to pay any compensations to the Dealer or the End-User, no matter whether the Products should be within or beyond the warranty period. If any loss or damage incurred to the End-User is caused by the repair service provided by the Dealer, the Dealer must actively handle such issues and assume any and all liabilities therefrom and indemnify the Company against any costs or losses incurred thereby.

7.1.4	When an End-User seeks the repair service from the Dealer, the Dealer must clarify to the End-User that it is not an authorized repair service provider and therefore it has no competence and authority to provide the repair service. The Dealer must be the liaison between the Company and the End-User to confirm the repair service in need and render the relevant repair services performed or instructed by the Company’s after-sale department to the End-User.

7.2	PRODUCTS SOLD TO SUBDEALERS

7.2.1	With respect to the Products sold by the Dealer to a Subdealer, the Dealer must provide the Company’s official after-sale policies to its Subdealers, enter into an agreement ( the ” After-sale Agreement”) on After-sale Services directly with its Subdealers and must be responsible for such Subdealer’s claims or demands.

7.2.2	The After-sale Agreement must contain provisions requiring the Subdealer to collect and report any information regarding any Pending Replacement Cases to the Dealer within 3 calendar days immediately after its receipt of any End-Users ‘claim for refund or replacement under such Pending Replacement Cases. The Dealer must report such information to the Company within 3 calendar days immediately upon its receipt of such information. The Dealer guarantees that its Subdealers must fully cooperate with and follow the Company’s instructions with respect to any Pending Replacement Case. Any Pending Replacement Case reported to the Company in accordance with this Section will be settled pursuant to Section 7.1.1 as if such Pending Replacement Cases were reported directly by the Dealer to the Company thereunder. The Dealer must be the one who is directly responsible to its Subdealers or the Company, therefore the Dealer must be responsible for such Pending Replacement Case when the Dealer or the Subdealer fails to comply with this Section, and the Company provides no compensation, nor it assumes any liability therefrom.

7.2.3	Except for the refund and replacement services provided under Section 7.2.2,The Dealer’s Subdealers must not provide any repair service. The Dealer must manage its Subdealers and, in the case that an End-User seeks the repair service, demand such Subdealer to clarify to the End-User that it is not an authorized repair service provider and therefore have no competence and authority to provide the repair service. The Dealer must also demand such Subdealer to be the liaison between the Company and the End-User to confirm the repair service in need and render the relevant repair services performed or instructed by the Company’s after-sale department to the End-User.

7.2.4	In the event that the Dealer’s Subdealer provides repair service to the Customer, the Company will be not liable for the Products repaired by such Subdealer, nor will the Company be obliged to pay any compensations, no matter whether the Products should be within or beyond the warranty period.

7.2.5	The Dealer must indemnify the Company against any claims by the Customer for any of its losses or damage incurred by the repair service provided by the Subdealer.

7.2.6	If the Dealer’s Subdealer intends to provide the repair service, the Dealer must instruct it to contact with the Company.

7.2.7	The Dealer is obligated to manage its Subdealers ‘after-sale services. In the event that any End-User files claims against the Dealer’s Subdealers for the after-sale services provided by the Subdealers, including but not limited to claims on quality, timeliness, and pricing, the Dealer must settle such claims within 24 hours and provide an improvement solution for similar cases to the Company within 7 days.

7.3	SPARE PARTS

7.3.1	With respect to the spare parts sold by the Company to the Dealer, the spare parts should be only used to provide after-sales services for Customers in the Territory and shall give report to the Company with detailed record of its inventory level and use of the spare parts if required by the Company.

7.3.2	When the Dealer is capable of repairing and has the spare parts in stock, the Customers’ reasonable after-sales request must be accepted by the Dealer. And under certain circumstances, the Customers ‘after-sales requests instructed by the Company must be accepted.

7.3.3	The Dealer guarantees that its after-sales services are in accordance with the Company’s requirements.

7.3.4	The Dealer should reasonably charge the Customer’s after-sales service fee, and should not be excessively higher than the general market price.

7.3.5	If the Dealer violates the above regulations, the Company has the right to adjust the after-sales spare parts supply, close the Dealer’s account in the dealer system or/and take other measures that the Company deems necessary.

7.4	AFTER-SALE POLICIES AND STATUTORY OBLIGATIONS

7.4.1	The Dealer must comply with the Company’s relevant after-sale policies and requirements.

7.4.2	For the avoidance of doubt, the Parties acknowledge that the sole purpose of the Section 7 is to secure the quality of After-sale Services and safeguard the goodwill of the Company. The Dealer or any of its Subdealers as the seller of the Products must undertake any and all obligations under applicable laws and regulations. Nothing under Section 7 may be construed as the Company’s intention to assume or exempt any statutory obligations of the Dealer or its Subdealers.

7.5	AFTER-SALES SERVICE OF DJI DOCK

In the event that the Dealer sells DJI DOCK (DOCK-01) (hereinafter referred to as “DJI DOCK”), the Dealer agrees to provide the after-sales services for DJI DOCK in accordance with the Schedule C: Terms of After-sales Services of DJI DOCK, such terms only apply to DJI DOCK and do not apply to other Products sold under this Agreement. Except as otherwise provided in Schedule C, if any provision contained in Schedule C is in conflict with, or inconsistent with, any provision in this Agreement, Schedule C should prevail.

8 PROMOTING AND TRAINING THE DEALER

8.1	PROMOTING THE DEALER

The Company may publish the name, address, and other contact information of the Dealer on its official website. The Company may update as requested by the Dealer upon written notice.

8.2	TRAINING THE DEALER

As promptly as practicable after execution of the Agreement, the Company must send the Dealer information, materials, manuals, and other technical documents necessary to enable the Dealer to perform its obligations under this Agreement. Throughout the Term, the Company must continue to provide the Dealer with the necessary information and technical assistance. The Company may require the Dealer to purchase and participate training or certification program at the Dealer’s own costs before the starting of ordering. The Dealer acknowledges of and accept the additional expenses and qualifications that may be required.

9 INTELLECTUAL PROPERTY

9.1	OWNERSHIP

The Company’s Intellectual Property Rights are the sole and exclusive property of the Company.

9.2	TRADEMARK LICENSE GRANT

Subject to the Guidelines for Using DJI Trademarks and Copyrights (the “Guidelines “) available at https://www.dji.com/terms, which may be amended by discretion, the Company grants to the Dealer a Territory-wide, non-exclusive, on-transferable, revocable and non-sublicensable license to use the Company’s trademarks in the Guidelines (the “Trademarks” )during the Term solely for the purpose of performing its obligations under this Agreement. The Company may, at its sole discretion, revoke the license if the Company determines that the Dealer uses the Trademarks to the detriment of the Company.

9.3	PROHIBITED ACTS

9.3.1	The Dealer must not use the Company’s Intellectual Property Rights without the Company’s written permission or acquire any interest in any of the Company’s Intellectual Property Rights.

9.3.2	The Dealer must not misappropriate, register or apply for registration for the name, short name or abbreviation of the name of the Company or the Company’s products, Trademarks or any other trademark or logo that is similar to the Trademarks or that incorporates the Trademarks in whole or in a confusingly similar part.

9.3.3	The Dealer shall not, without the prior written consent to the Company, alter or make any addition to the labelling or packaging of the Products displaying the Trademarks, and shall not alter, deface or remove in any manner any reference to the Trademarks, any reference to the Company or any other name attached or affixed to the Products or their packaging or labeling Dealer’s use of the Trademarks shall not be reasonably considered as misleading or imply that the Company endorses the Dealer or any products or services offered by the Dealer other than the Products.

9.3.4	Any use, reproduction, duplication, distribution, circulation and/or publication exceeding the license scope or in violation of this Section, either by Subdealer, its managers, officers, directors, employee, agent, representative or the like, is expressly prohibited, and shall be considered as material breach of this Agreement.

10 REPRESENTATIONS AND WARRANTIES

10.1	PRODUCT WARRANTY

10.1.1	Limited Warranty. The Company warrants that the Products are free from defects in material and workmanship at the time of delivery under proper and normal use and service.

10.1.2	Remedies. If the Products are found to have been defective when delivered, the Dealer’s sole remedy is the replacement or repair of defective Products by the Company.

10.1.3	LIMITATION OF WARRANTIES. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION, THE COMPANY WAIVES WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS OF THIRD PARTIES.

10.2	DEALER’S REPRESENTATIONS AND WARRANTIES

The Dealer represents and warrants to the Company that:

a)	it is duly organized, validly existing, in good standing, and duly qualified to do business in the jurisdiction of its incorporation and in the Territory;

b)	its representative whose signature is set out at the end of this Agreement has been duly authorized by all necessary corporate action of the Dealer.

10.3	COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Dealer that:

a)	it is duly organized, validly existing, in good standing, and duly qualified to do business in the jurisdiction of its incorporation; and

b)	its representative whose signature is set out at the end of this Agreement has been duly authorized by all necessary corporate action of the Company.

11 LIABILITY,INDEMNIFICATION AND FORCE MAJEURE

11.1	LIABILITY FOR BREACH OF AGREEMENT

Any failure of the Dealer to perform any of the obligations under this Agreement is deemed as a breach of this Agreement. In the event of a breach by the Dealer, the Company is entitled to:

a)	require the Dealer to compensate the Company an amount calculated based on the accumulative amount of delivered Products and on its degree of fault;

b)	suspend supplying the Products for one calendar month; and

c)	increase the price of the Products to be sold to the Dealer.

11.2	MATERIAL BREACH

The following breaches are material (the “Material Breach”), and in addition to the remedies in other sections, the Company is entitled to terminate this Agreement immediately in the event of a Material Breach:

a)	The Dealer violates its obligations under Section 5 (Export Controls) and 9 (Intellectual Property) of this Agreement;

b)	The Dealer breaches its representations and warranties;

c)	The Dealer fails to fulfill its payment obligations on the due date; or

d)	The Dealer fails to cure its breaches of any of its obligations within a reasonable time upon the receipt of the Company’s written notice.

11.3	LIMITATION OF LIABILITY

11.3.1	Notwithstanding anything to the contrary contained in this Agreement, the Company’s aggregate liability arising out of or in connection with this Agreement, whether based on breach of contract, statutory warranty or otherwise, must in no event exceed, in addition to the repair or replacement of the defective products, the value of the defective products with respect to which any related claim may be made.

11.3.2	The Company is not liable for any special, indirect, incidental, or consequential damages of any kind, and is not liable for losses of use, data, profit, income, business, anticipated savings, reputation, and more generally, any losses of an economic or financial nature.

11.4	INDEMNIFICATION

11.4.1	The Dealer will indemnify, hold harmless, and defend the Company and its managers, officers, directors, employees, agents, Affiliates, successors against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and attorneys ‘fees (collectively, the “Liabilities”), arising out of or attributable to:

a)	any negligent or gross negligent, false act or omission of the Dealer or its personnel (including but not limited to any reckless or willful misconduct); or

b)	breach or non-fulfillment of this Agreement by the Dealer; or

c)	breach or non-fulfillment of this Agreement by the Subdealer; or

d)	any dispute, claim or other matter between the Dealer and any third party; or

e)	any bodily injury, death of any person, or damage to real or tangible personal property caused by the Dealer or its Subdealer and their personnel respectively, including but not limited to the managers, officers, directors, employees, agents, Affiliates of the Dealer and its Subdealer.

11.4.2	In the event of the Liabilities, the Company has the sole right to control the defense and settlement of the Liabilities. The Dealer must cooperate with the Company in the investigation of any alleged Liability mentioned above, and must not make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Company.

11.5	FORCE MAJEURE

The Company is not in default in the performance of its obligations and is not liable for damages or otherwise for any failure or delay in performance which is due to strike, lockout, a concerted act of workmen or other industrial disturbance, fire, explosion, flood, epidemic or other natural catastrophes, civil disturbance, riot or armed conflict whether declared or undeclared, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy, or utilities, an act of God, acts of government, embargo or any other cause (together, the “Force Majeure Events”) that is beyond the reasonable control of the Company.

12 AMENDMENTS OF THE AGREEMENT

12.1	AMENDMENT BY THE COMPANY

The Company may issue a written notice to the Dealer to amend this Agreement (the “Notice of Amendment”).The Notice of Amendment should specify the date when the amendment becomes effective, which should be at least 15 days after the issuance of the notice. The Notice of Amendment may in the form of product announcements, dealer management rules or email notifications. If the Dealer refuses to accept the amendment, the Dealer should submit a written request for negotiation to the Company before the effective date of the amendment, otherwise such Notice of Amendment will be deemed accepted by the Dealer.

12.2	AMENDMENT BY THE DEALER

The Dealer may propose an amendment to this Agreement by submitting a written request for negotiation to the Company. Such a proposal of an amendment is not effective until it is signed by both Parties.

13 TERM AND TERMINATION

13.1	TERM

This Agreement is valid throughout the Term, which means the period of time commences on the Effective Date and ends on the Termination Date.

13.2	TERMINATION

13.2.1	The Company is entitled to terminate this Agreement:

a)	in the event of a Material Breach; or

b)	if the Company has delivered a 30-day prior notice to the Dealer.

13.2.2	Either Party is entitled to terminate this Agreement:

a)	if either Party becomes insolvent, files or has been filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency laws, makes or seeks to make a general assignment for the benefit of its creditors, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

b)	if a Force Majeure Event affects the Company’s performance under this Agreement for more than 45 days.

13.3	EFFECTS OF TERMINATION

13.3.1	Survival. The following provisions or sections should survive the termination of this Agreement: Section 3.5 (Payment); Section 4.3.4 (Indemnity); Section 5 (Export Controls); Section 9 (Intellectual Property); Section 11 (LIABILITY, INDEMNIFICATION AND FORCE MAJEURE); Section 14 (GOVERNING LAW AND DISPUTE RESOLUTION); Section 15.1 (Confidential Information); Section 15.5 (Waiver); Section 15.6 (Severability); and Schedule B (Commitment on Compliance).

13.3.2	Return of Documents. Within 30 days of the Termination Date, the Dealer must return all copies of any promotional materials, marketing literature, written documents, and reports relating to the Products that have been supplied by the Company.

14 GOVERNING LAW AND DISPUTE RESOLUTION

14.1	GOVERNING LAW

This Agreement, all related documents, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to the conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods is expressly and entirely excluded.

14.2	DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration administered by JAMS in accordance with its applicable rules. The tribunal will consist of one arbitrator. The place of arbitration will be San Jose, CA. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This Section does not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

15 MISCELLANEOUS

15.1	CONFIDENTIALINFORMATION

This Agreement and any information the Dealer receives while negotiating and performing this Agreement are within the scope of the Confidential Information under the Non-Disclosure Agreement.

15.2	EQUITABLE REMEDIES

The Dealer acknowledges that a breach or threatened breach by the Dealer of any of its obligations under this Agreement would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by the Dealer of any such obligations, the Company must, in addition to any and all other rights and remedies that may be available to the Company in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction without any requirement to post bond.

15.3	INTERPRETATION

15.3.1	The headings to sections and paragraphs are for ease of reference only and do not affect construction thereof. In this Agreement, words importing the singular include the plural and vice versa.

15.3.2	The words “including”, “include” and “includes” each is deemed to be followed by the term “without limitation. “

15.4	ASSIGNMENT

The Dealer must not assign any of its rights or delegate any of its obligations without the prior written consent of the Company. The Company may assign its rights and/or delegate its obligations, in whole or in part, without such consent and upon 3-days prior written notice to the other party, to its Affiliates or any third parties, including but not limited to assign the accounts receivable to its designated bank. No assignment may relieve the Dealer of any of its obligations, and the Dealer must be jointly and severally liable for any breach of this Agreement by the assigned party.

15.5	WAIVER

No failure or delay by either Party in exercising any right, power or privilege can operate as a waiver thereof, nor can any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege. The failure of any Party to insist on strict performance of any covenant or obligation in accordance with this Agreement is not a waiver of such Party’s right to demand strict compliance in the future, nor can the same be construed as a novation of this Agreement.

15.6	SEVERABILITY

If any term or provision of this Agreement is invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality, or unenforceability does not affect the remaining term or provision of this Agreement. In such case, this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting it with another term or provision that is valid, legal and enforceable so as to materially effectuate the Parties’ intent.

15.7	RELATIONSHIP

The Parties are and must act as independent contractors in the performance of this Agreement. This Agreement must not be interpreted or construed as creating or evidencing any agency, association, joint venture, partnership or franchise between the Parties. Neither Party can represent to anyone that it is an agent of the other Party or is otherwise authorized to bind or commit the other Party in any way without such other Party’s prior written consent. At no time can either Party make commitments or incur any charges or expenses for or in the name of the other Party.

15.8	EFFECTIVE AND COUNTERPARTS

This Agreement becomes effective upon signature or stamp by the Parties. This Agreement is executed in four counterparts, each of which is binding as of the Effective Date, and all of which constitute one and the same instrument. Counterparts delivered by scanning, or by email in PDF, or a similar image format have the same effect as the originals.

15.9	NOTICE

Each Party must deliver all notices by email according to the information set forth below. Each Party warrants that the information filled in this Section is correct.

The Company: iFlight Technology Co. Ltd.	The Dealer: ASK Idea (Hong Kong) Limited
EMAIL: [●]	EMAIL: [●]

15.10	APPLICATION OF AGREEMENT

This Agreement applies to and constitutes an integral part of all Purchase Orders, Pro forma Invoices, Commercial Invoices, Credit Notes and any other documents and contracts between the Parties.

15.11	ENTIRE AGREEMENT

This Agreement, together with any other documents incorporated herein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained in this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers or agents.

On Behalf Of The Company Signature and Stamp:	On Behalf Of The Dealer Signature and Stamp:
Printed Name: [●] Position: [●]	Printed Name: Wan Chun Ki Position: Director

SCHEDULE A: PRODUCTS FOR RESALE

“Products” pertains to all below products; the Company is entitled to adjust the types of the Products in its discretion from time to time.

☐ Mavic;

☐ Phantom;

☐ Inspire;

☐ Matrice;

☐ Accessories;

☐ Zenmuse;

☐ Osmo;

☐ Other industrial solutions;

√ Steam series;

☐ DJI DOCK (DOCK 01).

Distribution Channel

√ Wholesale;

√ Retail;

√ System Integration;

☐ Others ________________________

Schedule B: Commitment on Compliance

We hereby represent and warrant to the company (also “DJI”) that:

a)	We will strictly comply with applicable export control and sanction laws and additional export compliance requirements as communicated to us in writing by DJI (together, the “Compliance Requirements”).

b)	We are obligated to and will carefully check the latest Compliance Requirements and obtain necessary export licenses before our export, re-export, transfer, or transit of DJI products.

c)	We will not, either directly or indirectly, export, re-export, transfer, or transit any DJI products to (i) any comprehensive sanctioned countries or regions, such as Cuba, Iran, North Korea, Syria, and Crimea, the DNR and the LNR regions, and/or; (ii) any prohibited countries or regions as required by DJI, i.e. Russia and Ukraine, or any other prohibited countries or regions pursuant to the latest Compliance Requirements.

d)	We will not, either directly or indirectly, export, re-export, transfer, or transit any DJI products to any individuals or, entities on the SDN list (together, the “Prohibited Persons”), including, for entities, any entity owned 50% or more in the aggregate by one or more Prohibited Persons, pursuant to the latest Compliance Requirements. For SDN governmental agencies list restrictions extend to any governmental agencies under their indirect oversight including local and municipal agencies.

e)	We will use, and require our resellers, customers or end-users of DJI products (the “Buyers”) to use DJ products for civil purposes only and never directly or indirectly use DJI products for the purposes of, with, or related to, combat, rocket or missile systems, long-range (equal to or more than 300 KM) unmanned aerial vehicles, nuclear, biological and chemical weapons, or terrorism activities.

f)	We will diligently check against the Buyers before each transaction and make sure no DJI products have been or will be provided to Prohibited Persons. Further, we will require our Buyers not to transfer DJI products to any Prohibited Persons.

g)	We will use httns//www.bis.doc.gov/index.phn/all-articles/23-compliance-a-training/51-red-flag-indicators as a reference to discover any abnormal circumstances (the “Red Flags”) in each transaction and must not proceed any transaction in which we notice or should have noticed any Red Flags

h)	We will demand and ensure that our resellers fully comply with the Compliance Requirements as notified by DJI from time to time.

i)	We acknowledge we have internal compliance program in place and guarantee to conduct compliance audit and self-certify every half-year as required by DJI. We agree to provide DJI reasonable access to the documents and all other export, re-export or transfer records relevant to the items referenced in Compliance Requirements that DJI may request in furtherance of compliance with applicable export control laws and regulations.

We acknowledge and understand that in the event of our breach of this commitment lettered is entitled to terminate our business relationship immediately and stop supplying any products without undertaking any liability, and we must indemnify, defend, and hold harmless DJI, its directors, officers, employees, agents, representatives and affiliates, from and against any and all claims, demands, suits, causes of action, expenses, damages, losses or liabilities of any nature whatsoever, arising from, or allegedly arising from or related to, any violation of the Compliance Requirements or this commitment letter by us or our Buyers. And we acknowledge this commitment will remain valid throughout the cooperation period between us and DJI.

We acknowledge we have conducted regular internal audit and we have not breached any of these commitments and the Compliance Requirements before the signing of this commitment.

On Behalf of ASK Idea (Hong Kong) Limited

Signature and Stamp:

Printed Name: Wan Chun Ki

Position: Director

Date:20[●]-01-01

Schedule C: Terms of After-sales Services of DJI DOCK

1. TERMS OFAFTER-SALES SERVICE OF DJI DOCK

1.1.	The purchase price of DJI DOCK provided by the Company to the Dealer includes all the fees for after-sales service provided by the Dealer to the End-Users. The Dealer shall undertake all after-sales service, including but not limited to return, repair or replacement service, for DJI DOCK sold by the Dealer to the End-User. The Dealer guarantee that its service complies with local regulations and the Company’s requirements. All expenses arising from after-sales service of DJI DOCK shall be borne by the Dealer.

1.2.	The Company is not responsible for providing after-sales service for DJI DOCK sold to the Dealer. If the DJI DOCK sold to the Dealer is dead on arrival (“DOA”), the Dealer shall purchase spare parts for maintenance and repair the product at its own charge. In the event of damage or loss caused by the Company designated logistics, the Dealer is entitled to reject to receive the product upon delivery; if the Dealer received the product, the Dealer shall repair at its own charge.

1.3.	The Company is not responsible for providing after-sales service for DJI DOCK which are directly or indirectly sold by the Dealer. If any End-User requests the Company to provide after-sales service, the Company shall have the right to request the Dealer to provide the service, and the Dealer shall bear all corresponding service costs. The Dealer shallot refuse to provide after-sales service to End-Users.

1.4.	The Matrice 30T Dock Bundle (“DJI DOCK Bundle”) contain a DJI DOCK and a M30T Dock Version. The Company will provide after-sale service as specified in DJI after-sales policies for the M30T Dock Version in the DJI DOCK Bundle. The Dealer shall assist End-Users in sending the M30T Dock Version for maintenance to the location designated by the Company. The Dealer is obliged to ensure the M30T Dock Version is compatible with the DJI DOCK and ensure the End-User can use DJI DOCK normally after the Company completes the maintenance of the M30T Dock Version. The Company shall not be obliged to reimburse the Dealer for any fees or costs incurred in the aforementioned process.

1.5.	DJI DOCK Bundle contain batteries. The Dealer acknowledges that prolonged disuse may affect the battery life. If the batteries of the M30T Dock Version are damaged due to prolonged disuse, the Company will not provide after-sales service for the M30T Dock Version and all losses shall be borne by the Dealer.

1.6.	The Dealer shall have the right to apply for service-related technical support resources from the Company, including technical support for personnel, technical documentation, and maintenance instruction videos. The Dealer can also attend DJI DOCK after-sales service skill training conducted by the Company. Notwithstanding the above training or technical support materials, the Dealer shall be solely responsible for the quality of the services provided.

1.7.	The Dealer is obliged to obtain enterprise maintenance qualifications and personnel maintenance qualifications in accordance with local laws and regulations. All the after-sales service provided by the Dealer shall be strictly complied with local laws and regulations and the Company’s requirements.

1.8.	All the Dealer’s service personnel shall obtain the maintenance qualifications certified by the Company before providing the service to the End-Users. The Dealer shall conduct necessary job training for its own and subordinate agency service personnel, and shall be liable for the performance of the aforementioned personnel.

1.9.	The Company shall have the right to obtain maintenance case information recorded by the Dealer, including but not limited to DJI DOCK Setup and Deployment’s geographical conditions information, spare parts information, and maintenance plans. The Dealer shall ensure that it has the right to provide the aforementioned information to the Company and that it does so in accordance with the relevant local data protection regulations.

2. THE DEALER’SAFTER-SALES SERVICE POLICY

2.1.	The warranty period of the DJI DOCK and its spare parts provided by the Dealer to the End-User shall be at least one year upon activation of DJI DOCK and shall not be less than the period stipulated by local regulations. The Dealer shall display its warranty policy on its official website and provide it with the DJI DOCK when selling the DJI DOCK to the End-Users.

2.2.	The Dealer shall provide free after-sales service for non-artificial damage or functional failure of the product within the warranty period.

2.3.	The after-sales services of DJI DOCK provided by the Dealer shall include consulting and problems solving service, installation and deployment service, free repair or replacement service for in-warranty products, paid repair service for out-of-warranty products and paid inspection service.

3. SPARE PARTS PROCUREMENT

3.1.	The Dealer shall provide after-sales service to End-Users with original spare parts provided by the Company. The Company shall have the right to charge the Dealer for the spare parts.

3.2.	The Dealer shall use the purchased spare parts to provide after-sales maintenance service to End-Users, and provide DJI with records of after-sales service and spare parts used as requested by the Company.

3.3.	For the Dealer’s first purchase order of spare parts, the Company will provide the Dealer with the recommended purchase quantity of spare parts. The Dealer shall regularly check its spare parts inventory, reasonably plan its inventory level, and order spare parts in advance based on its use of spare parts, to ensure service efficiency.

3.4.	The Dealer will submit the Purchase Order of spare parts in the Company’s system and finish the payment by following the Company’s instruction. The Company has the right to adjust the price of spare parts in its sole discretion. The payment shall be made within thirty (30) days upon the receipt of the invoice from the Company. The Dealer should bear the service fees charged by the bank. The ownership of the spare parts will be transferred to the Dealer upon the full completion of the payment. The Trade Term for spare parts of the DJI DOCK purchased under this Agreement shall be incoterms 2020 EXW Company’s factory or as otherwise mutually agreed by both Parties.

3.5.	When the Dealer receives the spare parts, the Dealer must notify the Company in writing of any shortages, appearance defects, or damages (together, the “Non-conformity”) of the spare parts within 7 days. For substantial defects, the aforementioned period is within 3 months. If the Dealer does not state such non-conformity within corresponding period upon receipt of the spare parts, the Dealer is deemed to accept the quantity, quality and appearance of the spare parts. If the Dealer notify such non-conformity within the designated period, the Company will review the evidence submitted by the Dealer and the Company will reissue replacement spare parts if the Company confirms that such Non-conformity was caused by the Company.

4. MANAGEMENT POLICIES AND STATUTORY OBLIGATIONS

4.1.	The Dealer shall provide the after-sales service for DJI DOCK in accordance with the Dealer Service Management Policy for DJI Dock. The Company shall be entitled to impose penalties on the Dealer based on the Dealer Service Management Policy.

4.2.	The Dealer shall comply with the relevant management policy and requirements of the Company when providing any of the after-sales services. The Dealer agrees that the Company has the right to unilaterally modify, change, add or delete such policies and requirements. DJI shall notify the Dealer in writing or through email of any adjustments to after-sales service policy. The Dealer shall be deemed to accept the adjusted policy unless the Dealer raises a written objection within 3 days after receiving the notification.

4.3.	For the avoidance of doubt, the Parties acknowledge that this Schedule is made between the Dealer and the Company only to ensure the quality of after-sales services and safeguard the goodwill of the Company. The Dealer and any of its Subdealers as the seller of DJI Dock shall undertake any and all obligations under applicable laws and regulations. Nothing under this Schedule may be constructed as the Company’s intention to assume or exempt any statutory obligations of the Dealer or its Subdealers.

4.4.	The Dealer is obliged to inform and remind End-Users that DJI Dock is a piece of low-voltage equipment, which involves electrical wiring and to avoid danger, relevant electrical operations must be conducted by qualified electricians or professionals. The Company shall not be liable for any injuries or asset losses caused by the Dealer or End-Users’ failure to operate DJI Dock or relevant products according to requirements.

5. INDEMNIFICATION

The Dealer will indemnify, hold harmless and defend the Company and its managers, officers, directors, employees, agents, Affiliates, successors against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fDealer acknowledges and agrees that the Company is entitlines, costs, or expenses of whatever kind, including professional fees and attorneys’ fees, arising out of the after-sales service for DJI DOCK purchased by the Dealer under this Agreement.